Exhibit 5.1

August 8, 2025

SharpLink Gaming, Inc.

333 Washington Avenue North, Suite 104

Minneapolis, Minnesota 55401

Re: Registration Statement on Form S-3 (No. 333-287708)

Ladies and Gentlemen:

We have acted as counsel to SharpLink Gaming, Inc., a Delaware corporation (the “Company”), with respect to certain matters in connection with the issuance of 10,256,411 shares of the Company’s common stock, par value $0.0001 per share (the “Shares”), pursuant to the Registration Statement on Form S-3ASR (File No. 333- 287708) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the related prospectus dated May 30, 2025 included within the Registration Statement (the “Base Prospectus”), and the prospectus supplement dated August 6, 2025 filed with the Commission pursuant to Rule 424(b) promulgated under the Act (together with the Base Prospectus, the “Prospectus”). The Shares were sold pursuant to a securities purchase agreement dated August 6, 2025 between the Company and the purchasers named therein (the “Purchase Agreement”).

In connection with this opinion, we have examined copies of such agreements, instruments, and documents as we have deemed appropriate to render the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such latter documents. As to certain questions of fact material to this opinion, we have relied upon certificates or comparable documents of officers and representatives of the Company and have not sought to independently verify such facts.

Based on the foregoing, and subject to the assumptions, limitations, and qualifications stated herein, we are of the opinion that the Shares, when sold and issued, upon payment therefor, in the manner described in the Registration Statement and the Prospectus, will be validly issued, fully paid, and non-assessable.

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware (including reported judicial decisions interpreting the General Corporation Law of the State of Delaware), and we express no opinion as to the effect on the matters covered by this opinion of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement. In giving such consents, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Thompson Hine LLP

Thompson Hine LLP